Columbia Funds Series Trust I - Semi- annual N-SAR report for the period ending 9/30/09

Columbia Blended Equity Fund
Columbia Bond Fund
Columbia Emerging Markets Fund
Columbia Energy and Natural Resources Fund
Columbia Income Fund
Columbia Intermediate Bond Fund
Columbia International Growth Fund
Columbia Mid Cap Core Fund
Columbia Pacific Asia Fund
Columbia Select Large Cap Growth Fund
Columbia Select Opportunities Fund
Columbia Select Small Cap Fund
Columbia Short-Intermediate Fund
Columbia U.S. Treasury Index Fund
Columbia Value and Restructuring Fund
Columbia World Equity Fund

(the "Funds", each a "Fund")


Item 77D/77Q1(b) Policies with respect to securities investments
On September 25, 2009, a Form Type 497, Accession No.
0001193125-09-198102, which included a supplement to the registration statement of Columbia Funds Series Trust I was filed with the SEC. This supplement discloses a change in the principal investment strategies of Columbia Income Fund as outlined below:

   The last sentence of the first paragraph in the section entitled "Principal Investment Strategies" is deleted in its entirety and replaced with the following: "Under normal circumstances, the Fund's average effective duration will be between three and ten years."


Item 77E - Legal Proceedings:

Columbia Atlantic Funds

As of November 2009

Columbia Management Advisors, LLC and Columbia Management Distributors,
 Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $140 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $140 million in settlement amounts described above has been substantially distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL.

On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia"), Columbia Funds Distributor, Inc. (now named Columbia Management Distributors, Inc.) (the "Distributor"), the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under
Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia Funds to an exemption from contingent deferred sales charges upon early redemption (the
"CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.


Item 77I/77Q1(d) - Terms of new or amended securities:

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083277,
which included a supplement to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This supplement disclosed that, effective June 22, 2009 (the "Closing Date"), Class B shares of Columbia Income Fund, Columbia Intermediate Bond Fund, Columbia U.S. Treasury Index Fund and Columbia World Equity Fund will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in a Fund's Class B shares as outlined below:

Effective on or about June 22, 2009 (the "Closing Date"), the Funds will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Funds will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1. Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2. Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.

On July 13, 2009, a Form Type 485APOS, Accession No. 0001193125-09-147646,
an amendment to the registration statement of Columbia Funds Series
Trust I, was filed with the SEC. This amendment discloses the creation of a new class of shares, Class Y shares, of Columbia Bond Fund, effective July 15, 2009, and describes the characteristics of the shares.

The Second Amended and Restated Plan pursuant to Rule 18f-3(d) for the Funds, dated June 13, 2009, is incorporated by reference to Post-
Effective Amendment No. 91 to the Registration Statement of the
Registrant on Form Type 485(b) filed on August 28, 2009, Accession
No. 0001193125-09-183055.